Exhibit 99.1

          PNM Reports 2000 Earnings Up 21.3 Percent to $2.53 Per Share

ALBUQUERQUE, N.M., January 24, 2001 -- PNM, Public Service Company of New Mexico (NYSE:PNM), today reported net earnings for the year ended December 31, 2000, of $100.9 million, or $2.53 per share of common stock (diluted), a 21.3 percent increase over 1999 net earnings of $83.2 million, or $2.01 per share.

Earnings in both 1999 and 2000 included certain special gains and charges. These items, decreased 2000 earnings by a net $0.05 per share, compared to a net increase of $0.10 per share in the previous year. PNM net earnings from ongoing operations (before special gains and charges) were $102.6 million, or $2.58 per share (diluted) in 2000, compared to $78.5 million, or $1.91 per share, in 1999.

For the final quarter of 2000, PNM reported earnings from ongoing operations of $0.58 per share (diluted) compared to $0.43 per share in the same period in 1999. In the quarter, PNM recorded a special charge of $0.17 per share for the write-off of certain regulatory assets and $0.06 for costs related to PNM's proposed acquisition of Western Resources' electric utility assets. Net earnings in the fourth quarter were $14.1 million, or $0.35 per share (diluted), on total operating revenues of $461.5 million, compared to net earnings of $16.9 million, or $0.41 per share, on total operating revenues of $282.7 million in the prior year.

PNM operating revenues for the year totaled $1.61 billion, up from $1.16 billion in 1999. Most of the increase in revenues and earnings for 2000 came from PNM's continued success in the wholesale power business, according to PNM Chairman, President and Chief Executive Officer Jeff Sterba.

Wholesale power sales totaled 12.4 million megawatt-hours (MWh) for the year, up about 11 percent over 1999. Revenues from wholesale power sales totaled $748.2 million in 2000, compared to $365.4 million in the prior year.

"PNM's power trading operation benefited from brisk demand and generally high wholesale prices throughout the West last year," Sterba said. "However, our wholesale strategy has positioned PNM for long-term success in these markets regardless of short-term price trends. Our experienced trading team, strategically located generating plants, and a marketing approach tailored to our resources have allowed PNM to record substantial gains in wholesale revenues not just last year, but every year since 1995."

Commenting on dislocations in the California electric power market, Sterba noted that only a small proportion of PNM power trades are into the California market. In the fourth quarter, PNM took a reserve of $8.5 million to reflect the company's risk in the wholesale market. "While under continual review, we believe this reserve adequately covers our exposure in this market environment at this time," Sterba said.

"Given our strong performance in 2000, we are raising our earnings guidance for 2001 to between $2.60 and $2.70 a share," Sterba said. That figure excludes estimated expenses for PNM's proposed acquisition of Western Resources' electric utility assets.


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


                            Exhibit 99.1 (continued)

The company experienced a 4.2 percent growth in retail electric sales in 2000. Retail electric revenues decreased 0.7 percent during the year, however, due to the effect of an electric rate reduction implemented in the third quarter of 1999.

Gas revenues increased 35.2 percent to $319.9 million in 2000, from $236.7 million in 1999. Pursuant to regulatory order, PNM purchases natural gas in the open market and resells to customers at cost. As a result, natural gas gross margin (gas operating revenues less gas purchased for resale) increased only slightly from $123.8 million in 1999 to $124.6 million

Interest expense was reduced $5.2 million in 2000 compared to 1999, primarily as the result of the net retirement of about $53 million in debt over the past two years.

The previously mentioned special items recorded in 2000 included gains of $0.21 per share from settlement of a lawsuit and $0.07 per share from the reversal of certain reserves associated with the resolution of two gas rate cases, and charges of $0.16 per share related to the write-off of certain regulatory assets in the fourth quarter, $0.10 for Western Resources' acquisition related expenses and $0.07 per share in connection with acquisition of a new, long-term wholesale customer in July 2000.

Over the past two years, PNM has repurchased 2.7 million shares of common stock for about $47.4 million. Total number of PNM shares outstanding was reduced from about 40.7 million at the end of 1999 to 39.1 million at the end of 2000.

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company's stock is traded primarily on the NYSE under the symbol PNM. For more information about PNM, see the company's web site at www.pnm.com

On Thursday, January 25, at 9:00 a.m. (ET), PNM Chairman, President and Chief Executive Officer Jeff Sterba, together with other members of the PNM management team, will discuss PNM earnings in a conference call and web cast for analysts and investors. The call can be accessed by dialing 1-973-694-2225. A rebroadcast of the call will be available through January 26, 2001 by calling 1-973-709-2089 (enter pass-code 156101).

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

                            Exhibit 99.1 (continued)

              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)

                                                                      Three Months Ended            Twelve Months Ended
                                                                         December 31                    December 31
                                                                     2000            1999           2000           1999
                                                                 -------------   -------------  -------------  -------------
                                                                          (In thousands except per share amounts)

Operating Revenues:
  Utility...................................................       $ 248,632       $ 188,875      $ 859,389      $ 778,286
  Generation................................................         292,201         164,437      1,075,178        689,981
  Unregulated businesses....................................             223           2,567          2,158          8,855
  Intersegment elimination..................................         (79,591)        (73,129)      (325,451)      (319,579)
                                                                 -------------   -------------  -------------  -------------

    Total operating revenues................................         461,465         282,750      1,611,274      1,157,543
                                                                 -------------   -------------  -------------  -------------

Operating Expenses:
  Cost of energy sold.......................................         285,245         132,859        949,880        531,952
  Operation and maintenance costs...........................          95,792          93,161        347,492        353,757
  Depreciation and amortization.............................          23,395          22,922         93,059         92,661
  Taxes, other than income taxes............................           9,171           6,263         34,405         34,084
  Income taxes, net.........................................          21,440           2,056         53,964         25,010
                                                                 -------------   -------------  -------------  -------------

    Total operating expenses................................         435,043         257,261      1,478,800      1,037,464
                                                                 -------------   -------------  -------------  -------------

    Operating income........................................          26,422          25,489        132,474        120,079
                                                                 -------------   -------------  -------------  -------------

Other Income and Deductions, Net of Tax                                4,087           9,335         33,914         30,202
                                                                 -------------   -------------  -------------  -------------

    Income before interest charges..........................          30,509          34,824        166,388        150,281

Net Interest Charges........................................          16,413          17,913         65,442         70,667
                                                                 -------------   -------------  -------------  -------------

Net Earnings from Continuing Operations.....................          14,096          16,911        100,946         79,614

Cumulative Effect of a Change in
  Accounting Principle, Net of Tax..........................               -               -              -          3,541
                                                                 -------------   -------------  -------------  -------------

Net Earnings................................................          14,096          16,911        100,946         83,155
Preferred Stock Dividend Requirements.......................             146             146            586            586
                                                                 -------------   -------------  -------------  -------------

Net Earnings Applicable to Common Stock.....................        $ 13,950        $ 16,765      $ 100,360       $ 82,569
                                                                 =============   =============  =============  =============
                                                                 =============   =============  =============  =============

Earnings (Loss) Per Share of Common Stock (Basic):
Cntinuing Operations........................................         $  0.36         $  0.41       $   2.54        $  1.93
                                                                 =============   =============  =============  =============
                                                                 =============   =============  =============  =============

Net Earnings................................................         $  0.36         $  0.41       $   2.54        $  2.01
                                                                 =============   =============  =============  =============
                                                                 =============   =============  =============  =============

Average Shares Outstanding (Basic)..........................          39,083          40,772         39,487         41,038
                                                                 =============   =============  =============  =============

Earnings (Loss) Per Share of Common Stock (Diluted):
Continuing Operations.......................................         $  0.35         $  0.41       $   2.53        $  1.93
                                                                 =============   =============  =============  =============

Net Earnings................................................         $  0.35         $  0.41       $   2.53        $  2.01
                                                                 =============   =============  =============  =============

Average Shares Outstanding (Diluted)........................          39,598          40,809         39,710         41,103
                                                                 =============   =============  =============  =============

Dividends Paid Per Share of Common Stock....................         $  0.20         $  0.20       $   0.80        $  0.80
                                                                 =============   =============  =============  =============

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